UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2017 (March 24, 2017)

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On March 24, 2017, Visteon Corporation (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its credit agreement, dated as of April 9, 2014 (the “Existing Credit Agreement”; and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”) with Citibank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto. The Amendment, among other things, provides for (i) the replacement and extension of the existing revolving credit facility with a new revolving credit facility (the “Refinancing Revolving Facility” and any loans made pursuant thereto, “New Revolving Credit Loans”) in an aggregate principal amount of $300,000,000, (ii) the replacement and extension of the initial term facility with a new term facility (the “Refinancing Term Facility” and, together with the Refinancing Revolving Facility, the “Refinancing Facilities”; any loans made pursuant to the Refinancing Term Facility, “New Term Loans”) in an aggregate principal amount of $350,000,000, and (iii) certain other modifications to the Existing Credit Agreement as described below and therein.

At the Company’s option, loans under the Refinancing Facilities may be maintained from time to time at an interest rate equal to the applicable domestic rate (“Base Rate”) or the LIBOR-based rate (“Eurodollar Rate”). The Base Rate shall be a fluctuating rate per annum equal to the highest of (i) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the following Business Day, plus 0.50%; (ii) the rate established by the Administrative Agent as its “prime rate” at its principal U.S. office and (iii) the Eurodollar Rate (which, for the purposes of establishing the Base Rate, shall not be less than 0.00%) plus 1%. The Eurodollar Rate shall be equal to the quotient obtained by dividing (a) the ICE Benchmark Administration Limited LIBOR Rate by (b) the difference between 1.00 and the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement with respect to Eurocurrency funding.

Up to $75,000,000 of the Refinancing Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for New Revolving Credit Loans. Up to $20,000,000 of the Refinancing Revolving Facility is available for swing line advances, and any such swing line advances will reduce the amount available for New Revolving Credit Loans. The Company may request increases in the limits under the Refinancing Facilities and may request the addition of one or more term loan facilities under the Credit Agreement.

The Refinancing Term Facility shall mature on March 24, 2024 (the “Refinancing Term Facility Maturity Date”), and the Refinancing Revolving Facility shall mature on March 24, 2022 (the “Refinancing Revolving Facility Maturity Date”). New Term Loans are due and payable in full on the Refinancing Term Facility Maturity Date. New Revolving Credit Loans are due and payable in full on the Refinancing Revolving Facility Maturity Date. Outstanding borrowings are prepayable without penalty (other than borrowings made for the purpose of reducing the effective interest rate margin or weighted average yield of the loans) in $100,000 increments over $500,000 for loans maintained under the Base Rate and in $250,000 increments over $1,000,000 for loans maintained under the Eurodollar Rate. Outstanding borrowings of New Term Loans prepaid prior to September 24, 2017 are subject to a prepayment premium in the amount of 1% of the principal prepaid. There are mandatory prepayments of principal in connection with: (i) excess cash flow sweeps (in the amount of 50%, with step downs to 25% and 0% of the excess cash flow, depending on the then-applicable total net leverage ratio), (ii) certain asset sales or other dispositions (including as a result of casualty or condemnation), (iii) certain refinancings of indebtedness and (iv) overadvances under the Refinancing Revolving Facility.

The Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including a financial covenant for the benefit of the lenders under the Refinancing Revolving Credit Facility, and contains customary events of default. Pursuant to such financial covenant, the Company is not to permit the total net leverage ratio as of the last day of a test period to exceed 3:00:1:00, subject to certain exceptions.

All obligations under the Credit Agreement and obligations in respect of certain cash management services and swap agreements with the lenders and their affiliates are (i) unconditionally guaranteed by certain of the Company’s subsidiaries and (ii) secured by a first-priority perfected lien (subject to certain exceptions) in substantially all of the property of the Company and the subsidiaries party to the security documents, subject to certain limitations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of March 24, 2017, by and among Visteon Corporation, the guarantors party thereto, each lender party thereto and Citibank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: March 27, 2017	By:	/s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of March 24, 2017, by and among Visteon Corporation, the guarantors party thereto, each lender party thereto and Citibank, N.A., as administrative agent.